Exhibit 10.3

EXECUTION VERSION

FXCM GROUP LLC

MANAGEMENT AGREEMENT

This MANAGEMENT AGREEMENT (the “Agreement”) is entered into as of September 1, 2016, by and between FXCM Group, LLC, a Delaware Limited Liability Company (hereinafter called the “Company”), and FXCM Holdings, LLC, a Delaware Limited Liability Company (hereinafter called the “Manager”). Capitalized terms used and not otherwise defined herein will have the meanings set forth in the LLC Agreement (as defined below).

WITNESSETH:

WHEREAS, FXCM Holdings, LLC, LUK-FX Holdings, LLC, FXCM, Inc., and FXCM Group LLC are simultaneously herewith entering into the Company’s Amended and Restated Limited Liability Company Agreement, a copy of which is attached hereto as Exhibit A (the “LLC Agreement”);

WHEREAS, the Company desires to retain the Manager to act, perform or assume certain management rights pertaining to the Company, and the Manager is willing to accept such retention on the terms set forth in this Agreement; and

WHEREAS, pursuant to the terms of this Agreement, the Manager shall have authority to manage the day-to-day operations of the Company.

NOW, THEREFORE, for and in consideration of the premises and the mutual promises and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Manager agree as follows:

SECTION 1

DUTIES AND RIGHTS OF MANAGER

1.	Management Rights.

1.1	Appointment of Manager. The Company hereby appoints and retains, subject to the further terms and conditions set forth in this Agreement, the Manager to manage the assets and day-to-day operations of the Company and its Subsidiaries, including the Rights (defined below). The Manager hereby accepts the appointment provided for in the preceding sentence and agrees to act in such capacity and to provide or arrange for the provision of the Rights upon the terms set forth in this Agreement. The Manager will be considered an agent of the Company as a result of this Agreement, and will have the right and authority under this Agreement to contract in the name of and to bind the Company to the extent consistent with the delegation of authority to the Manager pursuant to this Agreement. The Manager shall refrain from any action that, in its sole judgment made in good faith, would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or any Subsidiary or that would otherwise not be permitted by such entity’s governing instruments.

1.2	The Rights. Subject to the approval rights of the Company’s Board or Members expressly set forth in Section 1.3 below and in the LLC Agreement, the Manager will be responsible for the assets and day-to-day operations of the Company and its Subsidiaries and will perform (or cause to be performed) such services and activities relating to the assets and operations of the Company as may be appropriate, including, each of the rights set forth below (all rights and authority granted to Manager pursuant to this Section 1.2, the “Rights”):

1.2.1	create and implement the Company’s annual detailed budget and recommend the annual summary budget (and any material changes to any such annual budget) for approval by the Board of Directors;

1.2.2	appoint (or terminate) the executive officers of the Company and its Subsidiaries;

1.2.3	make day-to-day decisions on behalf of the Company, including making operating and capital decisions in the ordinary course of business;

1.2.4	cause the Company or its Subsidiaries to, in one transaction or a series of related transactions, acquire any assets or make any investment in an amount not to exceed $5,000,000;

1.2.5	determine and authorize any expenditures for the Company in the ordinary course of its business, including making and overseeing any ordinary course purchase, sale or lease of assets;

1.2.6	engage and supervise, on behalf of the Company and at the Company’s expense, independent contractors that provide services relating to the Company’s and its Subsidiaries’ business and operations, including, but not limited to, investment banking, legal advisory, tax advisory, accounting advisory, and other financial and consulting services as the Manager determines from time to time is advisable;

1.2.7	assist the Company and its Subsidiaries in complying with all regulatory requirements applicable thereto in respect of its business activities;

1.2.8	cause the Company to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures, compliance procedures and testing systems with respect to financial reporting obligations and to conduct quarterly compliance reviews with respect thereto;

1.2.9	cause the Company and its Subsidiaries to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

1.2.10	take all necessary actions to enable the Company and its Subsidiaries to make required tax filings and reports, including soliciting members for information to the extent such information is reasonably necessary to comply with the provisions of the Internal Revenue Code of 1986, as amended;

1.2.11	handle and resolve claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Company or any of its Subsidiaries may be involved or to which the Company or any of its Subsidiaries may be subject arising out of the Company’s or any of its Subsidiaries’ day-to-day operations; and

1.2.12	use reasonable best efforts to cause the Company and its Subsidiaries to comply with all applicable laws.

1.3	Restricted Actions. Notwithstanding anything contained herein to the contrary, the Manager shall have no authority to take any of the following actions, and the Manager shall not cause or permit any of the Company, its Subsidiaries or any entity controlled directly or indirectly by the Company or any of its Subsidiaries (or any of the foregoing entities’ respective authorized persons on behalf of such foregoing entities) to take any of the following actions, without the prior written consent of the Board or the applicable Members on any matter requiring consent of the Board or Members under the LLC Agreement:

1.3.1	issue any additional Units or any additional ownership interests in the Company’s Subsidiaries;

1.3.2	permit the Company or any other shareholder, general partner, managing member or similar controlling party to transfer any right, title or interest in or to any or all of its ownership interests in any Subsidiary (other than to its Affiliates);

1.3.3	waive any negative covenants included in Article 12 of the LLC Agreement;

1.3.4	consent to any disclosure by a Member pursuant to Section 14.5 of the LLC Agreement;

1.3.5	cause the Company or its Subsidiaries to, in one transaction or a series of related transactions, borrow money or make contracts of guaranty and suretyship, or otherwise cause the Company or its Subsidiaries to become liable for or in respect of obligations of any one or more other Persons in an amount exceeding $5,000,000;

1.3.6	lease, sell, refinance, securitize, pledge, grant a security interest in, encumber or otherwise dispose of in one transaction or a series of related transactions all or any portion of the Company’s or its Subsidiaries’ assets, and the Company’s direct and indirect ownership interests in any one or more of its investments in each case with a value exceeding $5,000,000;

1.3.7	select a different name for the Company, or making any change to the principal nature of the business of the Company;

1.3.8	institute, settle or compromise any suit, action or proceeding or arbitration or confess a judgment against the Company or its Subsidiaries if the amount involved exceeds $5,000,000 or imposes any obligation or restriction on the Company or any Member other than the payment of money;

1.3.9	cause or permit the Company or any of its Subsidiaries to merge, consolidate or convert with or into any other entity;

1.3.10	enter into a new material line of business of the Company or any Subsidiary, (B) exit from, or materially decrease the business relating to, any material line of the business of the Company or any Subsidiary, or (C) engage in acts materially restricting or making it impossible to carry on the business of the Company or any Subsidiary;

1.3.11	declare a Bankruptcy (or acquiescence with respect thereto), dissolution (to the fullest extent permitted by Law), liquidation, recapitalization or reorganization in any form of transaction, in each case of the Company or any of its Subsidiaries;

1.3.12	create any joint venture, partnership or other legal entity of which the Company and/or any Subsidiary will be a partner, stockholder, member or similar participant;

1.3.13	use the name “Leucadia” or any logo, trademark, trade name or other registered or unregistered intellectual property of Leucadia or its Affiliates;

1.3.14	engage any firm of independent public accountants to be the accountants of the Company and its Subsidiaries, other than Ernst & Young LLP; and

1.3.15	except as otherwise provided herein, enter into any contract, agreement or understanding (whether written or oral) with any Person having the effect of establishing rights under, or altering or supplementing the terms of, this Agreement or the LLC Agreement or affecting the Members’ indirect interest in the Company’s and its Subsidiaries’ business and operations or offer any such Person investment terms that differ from the terms applicable to Leucadia herein or in the LLC Agreement.

1.4	The Manager shall prepare quarterly reports for the Board of Directors to enable the Board of Directors to review the Company’s business and affairs.

1.5	The Manager is exclusively authorized and empowered to perform the Rights. The Board of Directors (or Officers of the Company) will not undertake or perform, or cause another Person to undertake or perform, the Rights, or hire any other manager to undertake or perform the Rights, for the duration of the Agreement.

1.6	The Manager shall owe to the Company and its Members fiduciary duties in the same manner and to the extent that a director or executive officer of a corporation incorporated under the Delaware General Corporation Law owes fiduciary duties to such corporation and the shareholders of such corporation.

1.7	The Manager and its Affiliates (other than the Company, its Subsidiaries and the independent members of the board of directors of Parent) shall not engage in any other businesses or render services of any kind to any other Person other than business or services if the Company gives its written consent, not to be unreasonably withheld, conditioned or delayed; provided, however, that the Manager and its Affiliates (other than the independent members of the board of directors of Parent) shall devote substantially all of their working time and attention, knowledge, experience, energy and skill to the business of the Company and its Subsidiaries; provided, further, however, that Ken Grossman will only be obliged to devote substantially the same amount of working time and attention, knowledge, experience, energy and skill to the business of the Company and its Subsidiaries as he provides as of the date of this Agreement and will be permitted to engage in other businesses or services in the remainder of his time provided that he does not compete with the business of the Company or its Subsidiaries.

1.8	During the term of this Agreement, the Manager shall maintain a directors and officers insurance policy covering directors and officers of the Manager that is consistent with the current directors and officers insurance policy covering directors and officers of Parent.

1.9	The Manager is entering into this Agreement in its capacity as person who is not a partner within the meaning of Section 707(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”). Any payments made to the Manager by the Company, or made to the Company by the Manager, under this Agreement shall be treated as made to or by a person who is not a partner within the meaning of Section 707(a)(1) of the Code.

SECTION 2

Confidentiality

2.1	Confidentiality. The Manager agrees that it will keep confidential and not disclose any confidential, proprietary or secret information which the Manager may obtain in performing its services hereunder or otherwise relating to the Company or its business and assets, unless such information is or becomes publicly known (other than as a result of disclosure by the Manager), is required to be disclosed by applicable law, or unless the Company gives its written consent to the Manager’s release of such information, except that no such written consent shall be required (and Manager shall be free to release such information to such recipient) if such information is to be provided to the Manager’s counsel or accountants, or to an officer, director or partner of the Manager who have a need to know such information in order to carry out their duties to the Company and who have a duty to the Manager or to the Company to keep such information confidential.

SECTION 3

Warranties and Exclusions

3.1	Warranties of the Manager. The Manager hereby represents and warrants to the Company that:

3.1.1	it has the power, capacity and authority to enter into this Agreement and perform its duties and obligations hereunder;

3.1.2	it is validly organized and existing under the relevant laws governing its formation and existence;

3.1.3	it has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

3.1.4	the execution and delivery of this Agreement by it and the performance by it of its obligations hereunder do not and will not contravene, breach or result in any default under its constituent documents or other organizational documents;

3.1.5	no authorization, consent or approval, or filing with or notice to any Person is required in connection with the execution, delivery or nonperformance by it of this Agreement; and

3.1.6	this Agreement constitutes a valid and legally binding obligation of it enforceable against it in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other laws of general application limiting the enforcement of creditors’ rights and remedies generally and (b) general principles of equity, including standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

3.2      Exclusion of Warranties. EXCEPT AS SET FORTH IN SECTION 3.1, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, OF ANY KIND, AND ANY SUCH OTHER REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

3.3     Acknowledgment. The Company acknowledges that neither the Manager, nor any Person acting on its behalf, (a) guarantees the performance or financial results of the Company, and (b) makes any representation, covenant or assurance regarding the performance or financial results of the Company.

3.4     Limitation of Liability.

3.4.1	The Manager assumes no responsibility under this Agreement other than to perform and undertake the services set forth in Section 1.2 in good faith, in a manner consistent with its fiduciary duties as set forth in Section 1.6 of this Agreement and in compliance with applicable law.

3.4.2	The Company hereby agrees that no member of the Manager Group shall be liable for monetary damages to the Company or its Subsidiaries (or any directors, officers, agents, members, partners, shareholders, officers, employees or other representatives of each of the foregoing) for any claims, liabilities, losses, damages, costs or expenses (including legal fees) (“Liabilities”) that may occur as a result of any acts or omissions by the Manager Group pursuant to or in accordance with this Agreement, except to the extent that such Liabilities are determined by a final and non-appealable judgment entered by a court of competent jurisdiction to have resulted from the bad faith, gross negligence, fraud, willful misconduct or breach of its fiduciary duties to the Company and its Members by the Manager Group. “Manager Group” means the Manager and each of its Affiliates (other than the Company and its Subsidiaries), and any directors, officers, agents, subcontractors, delegatees, members, partners, shareholders, managers, employees or other representatives of each of the foregoing. For the avoidance of doubt, the provisions of this Section 3.4 will survive the termination of this Agreement.

3.4.3	Notwithstanding anything in this Agreement to the contrary, the maximum amount of the aggregate liability of the Manager Group or its Affiliates pursuant to this Agreement will be equal to 25% of the Management Fee actually paid to the Manager during the then-current Initial Term or Renewal Term, as applicable.

SECTION 4

Management Fees

4.1	Management Fee. The Company shall pay to the Manager, as compensation for its services, the Management Fee. The “Management Fee” is defined as the sum of all reasonable out-of-pocket costs and expenses incurred by the Manager related to the performance and assumption of the Rights set forth herein, including but not limited to salaries and/or other payments made to personnel who perform the services. The Management Fee shall be payable quarterly by a mutually agreed upon payment method. The portion of the Management Fee attributable to salaries and/or other payments made to personnel (excluding reasonable out-of-pocket expenses incurred solely in the course of providing services pursuant to this Agreement) who perform the services will not exceed $11,152,943 for a calendar year without the prior written approval of the Company.

SECTION 5

Term and Termination

5.1	Term. This Agreement shall commence on the date set forth above and continue through January 15, 2018 (the “Initial Term”). Thereafter, the term of this Agreement will automatically be extended for successive one-year periods (each, a “Renewal Term”) unless either the Manager or the Company shall have notified the other party in writing of its desire not to extend the term hereof at least ninety (90) days prior to the end of the Initial Term or any Renewal Term.

5.2	Termination. This Agreement may be terminated:

5.2.1	by the Company immediately (or after any cure period set forth below), upon written notice to the Manager, after the occurrence of an event constituting Cause (defined below) or a Change of Control; or

5.2.2	by the Manager effective upon ninety (90) days’ prior written notice of termination to the Company in the event of a breach by the Company of Section 4.1, and such default shall continue for a period of thirty (30) days after written notice thereof from the Manager.

5.2.3	“Cause” shall mean: (a) the Manager’s engagement in misconduct which is materially injurious to the Company or any of its Subsidiaries; or (b) if the Manager materially breaches this Agreement and/or its representations and warranties contained herein, and fails to remedy such breach within five (5) business days of receiving written notice from the Company requiring it to do so; or (c) if the Manager materially breaches this Agreement and is attributable to the Manager’s bad faith, gross negligence, fraud or willful misconduct or a breach of its fiduciary duties to the Company and its Members; or (d) Manager’s failure on more than one occasion, after receiving due notice of such failure, to substantially perform the Rights set forth herein to the Company or its Subsidiaries; or (e) the Manager’s commission of an act or acts constituting any (A) fraud against, or misappropriation or embezzlement from the Company or any of its Subsidiaries, (B) crime involving moral turpitude, or (C) offense that could result in a jail sentence of at least 30 days; or (f) Manager’s engagement in any competitive activity which would constitute a material breach of Manager’s obligations to the Company under this Agreement; or (g) the Manager’s engagement in conduct or activities that materially violate any applicable governmental or quasi-governmental regulation involving securities or otherwise relating to the business of the Company or its Affiliates; or (h) Manager voluntarily commences any proceeding or files any relief under Title 11 of the United States Code or any other U.S. Federal or state bankruptcy or insolvency law; or (i) Manager fails to contest the filing of any petition described in 5.2.3(h) above; or makes a general assignment for the benefit of its credits.

SECTION 6

Indemnification

6.1	Indemnity and Liability. The Company will indemnify, exonerate and hold each member of the Manager Group (the “Indemnitees”), each of whom is an intended third-party beneficiary of this Agreement, free and harmless from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and reasonable, documented out-of-pocket expenses in connection therewith (including, without limitation, reasonable, documented attorneys’ fees and expenses) incurred by the Indemnitees or any of them before or after the date of this Agreement (collectively, the “Indemnified Liabilities”) arising out of any action, cause of action, suit, arbitration, investigation or claim involving a third party claim against the relevant Indemnitee (but not to the extent that any action, cause of action, suit, arbitration, investigation or claim is between the relevant Indemnitee and the Company), related to this Agreement or operations of, or services or Rights provided by, the Manager Group to, the Company or any of its Affiliates from time to time pursuant to this Agreement; provided that the foregoing indemnification rights will not be available to the extent that any such Indemnified Liabilities arose on account of such Indemnitee’s bad faith, gross negligence, willful misconduct or breach of its fiduciary duties to the Company and its Members; and provided, further, that if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable Law. For purposes of this Section 6.1, none of the circumstances described in the limitations contained in the two provisos in the immediately preceding sentence will be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Indemnitee as to any previously advanced indemnity payments made by the Company, then such payments will be promptly repaid by such Indemnitee to the Company without interest.

6.2	Advancement of Expenses. Upon request and prior to the final disposition of an Indemnifiable Claim, the Company shall advance to an Indemnitee the Expenses (as defined below) paid or incurred by such Indemnitee, or that such Indemnitee determines are reasonably likely to be paid or incurred by him or her, that are related to, arising out of or resulting from an Indemnifiable Liability upon receipt of an undertaking by the Indemnitee to repay such amounts if it is ultimately determined he or she is not entitled to indemnification. Without limiting the generality or effect of the foregoing, within ten business days after any request from an Indemnitee, the Company shall, in accordance with such request (but without duplication), (i) pay such Expenses on behalf of such Indemnitee, (ii) advance to such Indemnitee funds in an amount sufficient to pay such Expenses or (iii) reimburse such Indemnitee for such Expenses; provided, that such Indemnitee shall repay, without interest, any amounts actually advanced to such Indemnitee if it did not meet the standard of indemnification or that, at the final determination of the Indemnified Liability to which the advance related, were in excess of amounts paid or payable by such Indemnitee in respect of Expenses relating to, arising out of or resulting from such Indemnified Liability. “Expenses” include any reasonable, documented out-of-pocket attorneys’ and experts’ fees and expenses and all other reasonable, documented out-of-pocket costs and expenses paid or payable in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in (including on appeal), any Indemnified Liabilities.

6.3	Exclusivity. The indemnification provided by this Section 6 shall be the exclusive recovery to which any Indemnitee may be entitled.

6.4	Subject to the terms of Section 3.4 (including but not limited to the cap set forth in Section 3.4.3), the Manager shall, to the full extent lawful, reimburse, indemnify and hold the Company, its shareholders, directors, officers and employees and each other Person, if any, controlling the Company, harmless of and from any and all Expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from the Manager’s bad faith, willful misconduct, gross negligence or breach of its fiduciary duties to the Company and its Members.

SECTION 7

Miscellaneous

7.1.	This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws thereof. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, or relating in any manner to, this Agreement must be brought against any of the parties in the Court of Chancery of the State of Delaware in and for New Castle County or, if the Court of Chancery lacks subject matter jurisdiction, in another court of the State of Delaware, County of New Castle, or in the United States District Court for the District of Delaware, and each of the parties consent to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

7.2	This Agreement may be executed in several counterparts with the same effect as if the parties executing the several counterparts had all executed one counterpart. This Agreement or any counterpart may be executed via facsimile or other electronic (e.g., PDF) transmission, and any such executed facsimile or other electronic copy shall be treated as an original.

7.3	This Agreement, together with the LLC Agreement, constitutes the entire agreement between the parties hereto relating to the subject matter hereof and supersedes all prior contracts, agreements, discussions and understandings between them. No course of prior dealings between the parties shall be relevant to supplement or explain any term used in this Agreement. Acceptance or acquiescence in a course of performance rendered under this Agreement shall not be relevant to determine the meaning of this Agreement even though the accepting or the acquiescing party has knowledge of the nature of the performance and an opportunity for objection. No provisions of this Agreement may be waived, amended or modified orally, but only by an instrument in writing executed by a duly authorized officer. No waiver of any terms or conditions of this Agreement in one instance shall operate as a waiver of any other term or condition or as a waiver in any other instance.

7.4	In the event of a conflict between the terms of the LLC Agreement and Section 1.2 of this Agreement, the terms of Section 1.2 of this Agreement shall prevail and supersede the LLC Agreement. In the event of any other conflicts between the terms of the LLC Agreement and this Agreement, the LLC Agreement shall prevail and supersede this Agreement.

7.5	If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions will continue in full force without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause shall be so significant as to materially affect the expectations of the Company and the Manager regarding this Agreement. Otherwise, any invalid or unenforceable provision shall be replaced by the Company and the Manager, as the case may be, with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.

7.6	As used in this Agreement words in any gender shall be deemed to include all other genders. The singular shall be deemed to include the plural and vice versa. The captions and Section headings in this Agreement are inserted for convenience of reference only and are not intended to have significance for the interpretation of or construction of the provisions of this Agreement. The word "including" shall be construed as "including without limitation".

7.7	Other than pursuant to Section 6, this Agreement is made solely for the benefit of the parties hereto and no other person shall have any rights, interest, or claims hereunder or otherwise be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise.

7.8	Under no circumstances shall the Manager be permitted to assign this Agreement or any of its rights or obligations under this Agreement and any purported assignment by the Manager in violation of this sentence shall be null and void.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed on the date first written above.

FXCM Group, LLC

			By:	/s/ David S. Sassoon
Name: David S. Sassoon
Title: General Counsel

FXCM Holdings LLC

By:	/s/ Dror Niv
	Name:	Dror Niv
	Title:	CEO

Exhibit A

LLC AGREEMENT

See attached.